Annual Report

Cover Page

Name of issuer:

LiquidPiston, Inc.

Legal status of issuer:

Form: Corporation

Jurisdiction of Incorporation/Organization: DE

Date of organization: 6/21/2004

Physical address of issuer:

1292a Blue Hills Ave.
Bloomfield CT 06002

Website of issuer:

http://liquidpiston.com

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Current number of employees:

18

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$3,323,478.00	$1,908,774.00
Cash & Cash Equivalents:	$2,347,993.00	$1,094,369.00
Accounts Receivable:	$0.00	$0.00
Short-term Debt:	$331,168.00	$370,793.00
Long-term Debt:	$2,750,149.00	$1,481,000.00
Revenues/Sales:	$3,281,381.00	$953,000.00
Cost of Goods Sold:	$0.00	$0.00
Taxes Paid:	$5,857.00	$0.00
Net Income:	$185,431.00	($741,201.00)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

LiquidPiston, Inc.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Per Suneby	Managing Director	Sternhill Associates	2016
Alexander Shkolnik	CEO	Liquid Piston	2007
Nikolay Shkolnik	CTO	Liquid Piston	2007
Tony Tether	Retired Director	DARPA	2016

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Alexander Shkolnik	CEO	2007
Alexander Shkolnik	President	2007
Alexander Shkolnik	Secretary	2007
Nikolay Shkolnik	CTO	2007
Nikolay Shkolnik	VP of Research and Development	2007

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Nikolay Shkolnik	500,000 shares of common stock	50.0
Alexander Shkolnik	500,000 shares of common stock	50.0

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

Financing Risk: Developing an engine is a time consuming and expensive process. The current financing provides funding to complement certain government contracts. The company will rely on raising a Series A, later in 2018 to accelerate commercial adoption of the technology. While we think it is likely we will raise this round, this is not guaranteed, and the company requires external financing until it is self sufficient.

Technical Risk: The basic operating principles of the 'X' Engine have been established; however, optimization remains in order to reach the full potential of the cycle and the thermodynamic cycle. In order to commercialize the technology, the engine technology may need to be matured to further 1) attain durability targets sufficient for the application; 2) attain any certification requirements, including durability, emissions, or other requirements, as established by the EPA, or the military, or otherwise as required by a customer; 3) the engine design must be iterated toward volume production, and it is not known yet exactly what the engine will cost in production, as it will be highly dependent on final application and customer requirements; other application specific requirements may be required.

Commercialization Risk: LiquidPiston develops technology for engines. Our business model relies on potential strategic partners to 1) assist in co-development of the engine by either funding a portion of development, or investing in-kind resources to assist in the development; and 2) adopt the LiquidPiston engine technology on a licensing basis. The automotive space is known to be especially difficult for a new entrant, which is the reason we have chosen the military and small-engine markets to start, rather than going direct to automotive. However, even in these spaces, there has been no markedly new engine designs that have been successfully commercially adopted since the Wankel engine was developed in the 1960s.

Ownership and Capital Structure

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Common	2,000,000.0	1,000,000.0	Yes
Debt Securities	2785149	2785149	No

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	200,000

24. Describe the material terms of any indebtedness of the issuer:

Convertible Note

Issue date	02/27/16
Amount	$251,000.00
Valuation cap	$2,700,000.00

Convertible Note

Issue date	09/24/16
Amount	$1,230,000.00
Valuation cap	$15,000,000.00

Convertible Note

Issue date	04/08/17
Amount	$999,999.00
Valuation cap	$25,000,000.00

Convertible Note

Issue date	09/12/17
Amount	$299,150.00
Valuation cap	$25,000,000.00

The company has $2,750,149, in outstanding convertible notes (unsecured, converted to equity if not repaid in 36 months, issue dates range from Feb 2016 through Sept 2017), and has approximately $331,168 in payables outstanding (unsecured).

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
2/2016	Regulation D, Rule 506(b)	Convertible Note	$251,000	General operations
9/2016	Regulation D, Rule 506(b)	Convertible Note	$1,230,000	General operations
4/2017	Regulation Crowdfunding	Convertible Note	$999,999	General operations
9/2017	Regulation D, 506(c)	Convertible Note	$299,150	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☑ Yes
☐ No

For each transaction specify the person, relationship to issuer, nature of interest in transaction, and amount of interest.

Name	Alexander and Nikolay Shkolnik
Amount Invested	$0.00
Transaction type	Other
Issue date	01/13/16
Relationship	Alexander is cofounder/CEO of LPI, Nikolay is cofounder/CTO of LPI

On January 13, 2016, the company entered into a reverse merger with LiquidPiston Holdings, Inc., with LiquidPiston, Inc. as the surviving entity. LiquidPiston Holdings was owned by Alexander and Nikolay Shkolnik. Previous debt holders were repaid a portion of debt. All remaining debt was converted to stock. All previous equity was cancelled as a result of the merger. Total repayment of debt and payout to stock holders by LiquidPiston Holdings Inc was $566,000.

In November 2015, $2.25 million of the Company's secured convertible promissory notes, plus interest, were called by senior lenders.

The Company had no means to repay the loans—the Company's outstanding liabilities were far in excess of assets. The Company was financially insolvent and in need of an immediate cash infusion to avoid dissolution. Without such infusion, immediate foreclosure was threatened by lenders, and the Company lacked sufficient capital to continue to meet operating needs.

On December 1, 2015, the company Management purchased all equity and convertible note holding from Adams Capital Management.

In December 2015, the company Management approached the Company and lenders with a term sheet relating to a Management Buyout / Merger in order to grant the Company the cash infusion necessary to continue operations, satisfy lenders and provide return to its stockholders. This was the only offer received by the Company. The term sheet was subsequently negotiated on behalf of the Company by an independent director, who was able to negotiate such terms with the Company's senior lenders as to avoid foreclosure and to increase the consideration offered by Management.

On December 14, 2015, the Board unanimously approved the term sheet relating to the Merger, which was subsequently enacted on January 13, 2016. On that date, LiquidPiston, Inc. merged with LiquidPiston Holdings, Inc. This Holdings Company was setup and owned by Company Management. As part of the merger, LiquidPiston Inc. paid back a portion of the Notes outstanding, as partial repayment to the note lenders, and the balance of the notes were converted into Series D preferred stock. All preferred shares in the company were then converted into Common Stock, and as consideration for the merger, LiquidPiston Holdings Inc., paid an additional sum that was distributed amongst all shareholders. Subsequently, **as part of the Merger, all equity, convertible notes, and stock options in LiquidPiston, Inc., were cancelled. LiquidPiston, Inc. was the surviving entity in the merger. Nikolay Shkolnik and Alexander Shkolnik each owned 50% of the surviving entity.**

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We've developed an optimized thermodynamic cycle and a new type of rotary combustion engine. The rotary 'X' engine is compact, lightweight, and fuel efficient. The technology can be scaled from a few hp to hundreds of hp. LiquidPiston is a technology company (not an engine manufacturer) - which provides custom engine development services and technology licensing.

Milestones

LiquidPiston, Inc. was incorporated in the State of Delaware in June 2004.

Since then, we have:

- developed a new engine architecture which could improve fuel efficiency while reducing size and weight over a traditional piston engine
- 45 patents issued or pending (U.S. and internationally).
- Developed 70cc "X mini" engine prototype (TRL 6), approximately the size of a honeydew melon.
- Developed 750cc "X4" diesel rotary engine prototype (TRL 4)
- Completed $1 Million "seedling" program with DARPA in 2015.
- Awarded 2 DoD contracts in Sept 2016, totaling $5.5M in non-dilutive funding. Awarded additional $2.5M in October 2017.

Historical Results of Operations

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $3,281,381 compared to the year ended December 31, 2016, when the Company had revenues of $953,000. Our gross margin was 100.0% in fiscal year 2017, compared to 100.0% in 2016. 100% of revenues came from government R&D contracts. The company has two contracts, the first through October 2018, and the second through March 2019. There are no guaranteed income sources beyond these contracts.
- *Assets.* As of December 31, 2017, the Company had total assets of $3,323,478, including $2,347,993 in cash. As of December 31, 2016, the Company had $1,908,774 in total assets, including $1,094,369 in cash.
- *Net Income.* The Company has had net income of $185,431 and net losses of $741,201 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively.
- *Liabilities.* The Company's liabilities totaled $3,081,317 for the fiscal year ended December 31, 2017 and $1,851,793 for the fiscal year ended December 31, 2016.

Related Party Transaction

Refer to Question 26 of this Form C for disclosure of all related party transactions.

Liquidity & Capital Resources

Since restructuring in January of 2016 (Management buyout, see notes), the Company has raised approximately $2.75M in unsecured convertible notes.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

LiquidPiston, Inc. cash in hand is $2,347,993, as of December 2017. Over the last three months, revenues have averaged $319,946.66/month, cost of goods sold has averaged $0/month, and operational expenses have averaged $274,315.09/month, for an average net margin of $45,631.57 per month.

The company continues to engage primarily in executing on two government (DoD) R&D contracts.

Revenues and expenses are expected to be stable over the next 6 months, as the company executes its government R&D contracts. The first of the two contracts expires in 6 months (October 2018). The second R&D contract expires in March of 2019. The company is attempting to secure additional government and commercial R&D contracts and development funding, but these are not certain to materialize.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and
- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://liquidpiston.com/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix C: Financial Statements

- Financials 1
- Financials 2
- Financials 3

Appendix D: Director & Officer Work History

- Alexander Shkolnik
- Nikolay Shkolnik
- Per Suneby
- Tony Tether

Appendix E: Supporting Documents

WEFUNDER Explore News FAQ Search START RAISING FUNDS Login Sign Up



FOLLOW US FOR UPDATES
4 UPDATES 574 FOLLOWERS

SHARE TWEET

LIQUIDPISTON

First wholly new combustion engine / cycle in 85+ years

$1,299,149 raised from **727** investors
Successfully Funded on Apr 8 2017

> *"Engines are dirty, and physics tells us we can do better! We've developed an optimized thermodynamic cycle and built a fundamentally new combustion engine that's cleaner, cheaper, quieter, and smaller. Compared to piston engines, our "X" rotary engine can be ~5-10x smaller and lighter than a Diesel, and up to 2x more efficient than a gasoline engine. An electric vehicle using LiquidPiston combined with a small battery pack could have a lower CO2 footprint compared to plug-in electric vehicles.*

Alexander Shkolnik
CEO, LIQUIDPISTON

OUR AMBITION

We can't overstate how important our new thermodynamic cycle is - this is the first leap forward in combustion engine technology in 85 years. We're improving the engine in virtually every way and already have multi-million dollar government contracts under way, and have huge enterprise customers lining up for potential licensing deals. Initially, we will be 100% focused on military applications. We won't stop, however, until we overturn the entire $400 Billion combustion engine market.

KEY FACTS

- New engine architecture could improve fuel efficiency by up to 2x over a gasoline engine, while reducing size and weight by up to 10x over a diesel engine.
- 27 patents issued or pending.
- 70cc "X mini" engine is a 3-5hp gasoline engine the size of a honeydew melon. Measured 50% increased efficiency over comparable per-cylinder displacement gasoline engine.
- Completed $1 Million "seedling" program with DARPA in 2015.
- Awarded 2 DoD contracts in Sept 2016, totaling $5.5M in non-dilutive funding, with potential for follow on awards for additional $7M.
- $460 billion total addressable market; starting with military industry and handheld engine.

DOCUMENTS

Pitch Deck

liquidpiston.com *from Bloomfield CT* HARDWARE TECH AUTOMOTIVE CLEAN TECH

Why I Like LiquidPiston

> *I like to invest in companies that have two key ingredients -- important new technology AND great people. I feel LiquidPiston has both. Their engine is a fundamentally new and important breakthrough, with broad commercial and military applications. And the entrepreneurial management team is truly impressive -- brilliant, high-energy, pragmatic, and totally committed. I'm thrilled to be able to play even a small part in making this company successful.*



Bob Stearns

LIQUID PISTON INVESTOR. MANAGING DIRECTOR OF STERNHILL ASSOCIATES AND FORMER CTO OF COMPAQ - INVESTED IN LIQUIDPISTON

> *The big advantage of a pistonless rotary engine is its high power to weight ratio, reduced weight, and simplicity.*

Wired

> *DARPA Project Manager Mark Gustafson, who has led high-profile projects for the military such as the $6 billion propulsion system for the F-35, sees great promise in the LiquidPiston technology.*

Popular Mechanics

Forbes

LiquidPiston: Could This Be The Engine Start-Up That Makes It?

NIkolay Shkolnik says LiquidPiston's X Mini rotary engine can double fuel economy, eliminate noise and vibration and reduce the size of engines by 30% to 75%. Check out the video: a four pound X Mini replaces a 40 pound standard engine in this go

August 28, 2016 @ forbes.com

SOLIDSMACK

LiquidPiston's 4-lb Rotary Engine Shows What it Can Do - SolidSmack

LiquidPiston has invented a new rotary type engine that is piston-less, valve-less, and weighs only four pounds. They published a proof of concept video for the XMv3 engine, shown powering a small go-kart, that builds evidence that the High Efficiency

June 28, 2016 @ solidsmack.com

TM

New lightweight LiquidPiston engine unveiled

US-based startup LiquidPiston last week unveiled a new lightweight engine delivering significant advantages over traditional designs. The new engine, called the X Mini is a new gasoline powered engine utilizing a unique new engine architecture. Based off

June 19, 2016 @ themanufacturer.com

msn

Startup Company Creates Rotary Engine That Weighs Four Pounds

Connecticut-based startup LiquidPiston announced today that it has built a compact engine powerful enough to drive a go-kart. The firm's X Mini engine weighs just four pounds and has just three moving parts, yet it can produce 3 horsepower, enough to

June 16, 2016 @ msn.com

SCIENCE WORLD REPORT

Remodeled Mazda Rotary Engine For EVs, Drones Catches US Military Attention For Oil Problems, Engine Reliability

First Posted: Jun 16, 2016 04:10 AM EDT Electronic vehicles and drones having been using compact machineries similar to go-karts, but a new engine has been unveiled outside the laboratory for the first time. Alexander Shkolnik, co-founder and president

June 16, 2016 @ scienceworldreport.com

G

Este motor de combustion ruso del tamano de un iPhone tiene 5 CV y puede impulsar un kart

Cada cierto tiempo alguien inventa un nuevo tipo de motor con la idea de revolucionar el mercado automovilistico. El ingeniero mecanico ruso Nikolai Shkolnik tenia otra idea en mente, y quiza por ello su motor de apenas dos kilos de peso ya

June 16, 2016 @ es.gizmodo.com

LIquidPiston's tiny but powerful rotary engine could usher in a new era for drones

"We started with the mission statement of building an engine that would have much higher efficiency, consume less fuel, be smaller, and quieter," says Nikolay Shkolnik. "We wanted to create an engine that is better than every other engine on any single

June 15, 2016 @ yahoo.com

LIquidPiston's tiny but powerful rotary engine could usher in a new era for drones

Building the perfect engine for a drone is no easy task. They require small, high-powered engines with a high level of fuel efficiency and minimal vibrations - particularly if they're being used for filming or taking measurements. Those

June 15, 2016 @ digitaltrends.com

A Powerful Yet Tiny Engine Inches Closer to Powering EVs and Drones

A go-kart isn't the most obvious place to find the engine that could change how cars, drones, and anything else with a motor gets around, but it makes sense when you think about it. Karts are small, cheap, and crazy fun. "It's a thrilling ride," says

June 14, 2016 @ wired.com

How a 4-Pound Engine Can Replace a 40-Pound Engine

Connecticut-based startup LiquidPiston announced today that they have built a small, compact engine that is powerful enough to drive a go-kart. Their X-mini engine weighs just 4 pounds and has three moving parts, and yet can produce 3 horsepower,

June 14, 2016 @ popularmechanics.com

LiquidPiston Signs $1M Agreement with DARPA to Develop Fuel-Efficient, Lightweight, Heavy-Fueled, Rotary Combustion Engine Technologies for the U.S. Military | Business Wire

LiquidPiston, Inc., a developer of advanced combustion engine technology, today announced that the company has signed a $1 million agreement with the

April 23, 2015 @ businesswire.com

New Rotary Engine Lands $1 Million DARPA Contract

We love when a tiny company does big things. LiquidPiston, Inc., of Bloomfield, CT, recently signed an agreement with the U.S. Defense Advanced Research Projects Agency, better known as DARPA, to use the hyper-efficient rotary engine technology

April 23, 2015 @ popularmechanics.com

Small engine packs a punch

Noise, excessive vibration, and relative inefficiency are drawbacks of the piston-based internal combustion engines (ICE) that power today's lawn and garden equipment, such as leaf blowers and lawn trimmers. But now MIT startup LiquidPiston has

December 5, 2014 @ news.mit.edu

LiquidPiston Unveils Very Small 5-horsepower, 70cc Rotary Engine - EngineLabs

A new 70cc rotary 4-stroke engine that's a little bigger than an iPhone yet could pump out five horsepower was unveiled by LiquidPiston at last week's SAE International/JSAE 2014 Small Engine Technology Conference in Italy. Called the X

November 24, 2014 @ enginelabs.com

Compact Rotary engine is a petite powerhouse

There's a new spin on the rotary engine. Liquid Piston, a Connecticut-based engineering firm, has turned the classic Wankel engine design inside out to create a more efficient, and cleaner-burning motor. The X Mini is a little powerhouse with a

November 24, 2014 @ foxnews.com

This Tiny Engine Could Make Leaf Blowers Sound Less Like Jets

Big engines like the 707-horsepower monster Dodge put in the Challenger Hellcat or Volvo's little four-cylinder that makes 425 ponies get all the attention these days. But there are millions of tiny engines doing tiny things (think garden trimmers, leaf

November 21, 2014 @ wired.com

LiquidPiston unveils X Mini engine

Back in 2012, Gizmag looked at LiquidPiston's X2 rotary engine and now the company is back with the 70 cc X Mini engine, which LiquidPiston's President and Co-Founder, Dr Alexander Shkolnik unveiled on Wednesday at the SAE International/JSAE 2014

November 20, 2014 @ gizmag.com

Green Car Congress: LiquidPiston unveils 70cc rotary gasoline engine prototype embodying HEHC; power dense, low-vibration

Print this post LiquidPiston X1 engine features three separate combustion chambers creating 3 power strokes per revolution for high power density. Source: LPI. Click to enlarge. LiquidPiston, Inc. (LPI) the developer of engines based on its High Efficiency
November 19, 2014 @ greencarcongress.com

Small Engine Fuels Big Ideas: Quieter, Lighter And More Efficient

LiquidPiston Inc. has an iPhone-sized engine it says could lead to quieter power generators, lighter weed-whackers, and more efficient unmanned flying drones. At 4 pounds, the three-horsepower X Mini gasoline engine, which the Bloomfield company
November 19, 2014 @ courant.com

Super-efficient, unconventional ICEs take aim at Otto and Diesel

Today's combustion engines typically are only 20-30% efficient at part-load operating conditions, resulting in poor average fuel economy-and inspiring powertrain designers to reach further. Imagine new internal combustion engines (ICEs) that
April 24, 2012 @ articles.sae.org

Combustion Engines Haven't Been Updated in 100 Years

Over 120 years ago, the thermodynamic cycles for Otto (gasoline) and Diesel cycles for internal combustion engines were developed—and the piston engine design hasn't changed much since the days of Henry Ford. Liquid Piston has designed a totally new type of rotary internal combustion engine technology. The design is new. The thermodynamic cycle is new; the approach is rooted in physics and optimization. The engine is up to 2x more efficient than comparable powered gasoline engines in production today, and up to 10x smaller and lighter than comparable Diesel engines.


Old 35 hp
New 40 hp



Multi-Fuel Capable

Much like a piston engine can be configured to run on different fuels, the LiquidPiston engine can do the same. We have demonstrated the engine on gasoline, Diesel, kerosene, and JP8 fuels. Our most advanced engine prototype, the 70cc Spark-Ignited XMv3 engine, has successfully run multiple types of fuel in a single configuration, including gasoline and kerosene. Our 300cc X4 concept is intended to run Compression Ignition on Diesel.

Piston Engine vs. LiquidPiston

Today's gasoline engines, in a typical automotive drive cycle, only convert about 20% of the available energy in the fuel into useful mechanical work, and 80% of the energy is then wasted as heat in the exhaust, or out the radiator.

Our approach fundamentally changes the thermodynamic cycle of the engine, to make a much more efficient engine. As a result, our engine has the potential to be up to 2x more efficient vs. a gasoline engine, while also being incredibly power dense – about 10 times smaller and lighter than any other diesel engine out there; it, is also quieter, and has near zero vibration. In addition, the X Engine is incredibly simple – it has just two primary moving parts, and yet it achieves three combustion events per rotor revolution, resulting in tremendous power density.



Video: Old School Engine Inefficiency

The traditional combustion process is far from ideal. Today's engines rely on injecting, mixing, and burning the fuel while the piston is near "Top Dead Center", but it takes a long time. By the time the engine is actually burning the fuel, the piston is already expanding and the pressures are dropping due to expansion which fight the combustion, so the engine is not efficiently converting the heat from combustion into mechanical work.

Video: Liquid Piston Efficiency

The 'X' rotary engine allows for a longer period to burn all of the fuel at a nearly constant combustion chamber volume. The arc of the rotor matches the arc of the housing, which means that the rotor can continue turning at high speed while the combustion chamber volume remains approximately constant for a longer period. This gives the engine more time to burn the fuel resulting in a much more complete combustion process before it starts expanding the gases. Constant Volume combustion has been shown, thermodynamically, to improve efficiency by 50% over a Diesel engine.

2
More efficient than other gas engines

10
Smaller and lighter than comparable diesel engines

3
Combustion events per rotor revolution

> *"Today, a 30kw diesel generator weighs 2750 pounds. Imagine the impact if we can reduce that to less than 200 pounds! Such an ultra-portable generator can be used in new applications, for example to charge the battery of an Electric Vehicle (REV), or enable hybrid electric drones."*



Alexander Shkolnik
FOUNDER & CEO LIQUID PISTON

LiquidPiston vs. Wankel Rotary Engine

Wankel Rotary Engine (e.g. Mazda RX-8)



- Otto cycle – gasoline only
- Efficiency < 25%
- Sealing/lubrication issues
+ High power density

LPI X - Engine


Combustion
TDC

+ HEHC cycle – diesel / gasoline / multi-fuel
+ Efficiency > 40% (range depends on size)
+ Sealing/lubrication solved
+ High power density

See How it works

The X engine is simple, having only 2 moving parts – a rotor and a shaft, yet it executes the optimized High Efficiency Hybrid Cycle – potentially doubling the fuel economy of the engine, while the it also achieves 3 combustion events per revolution, making the engine incredible compact, up to 10x smaller and lighter than today's comparable power diesel engine. The low part count and reduced raw material could make the engine significantly cheaper as well when volume production is reached.



How It Works



Built and Tested

LiquidPiston in Action

In June of 2016, the X-mini engine has been successfully installed into a vehicle demonstrator (e.g. a "Go-Kart"), marking a significant milestone in development. This milestone is the first time the engine is run outside the lab, and shows the engine powering something tangible that users can feel. Significant development was required to move the engine from the lab and into this application, especially in cooling the engine so it does not overheat, developing the controls and mapping the engine across its operating band, etc.



Go Kart Demo (Short)



Go Kart Demo (Long)

Immediate Use Cases

Over the past two years, LiquidPiston has developed the XMv3 "X-Mini" 70cc Spark Ignited engine, which is the Company's most advanced demonstrator to date. An engine of this size could power everyday items like handheld lawn equipment, including chainsaws or brush cutters, small generators, or small vehicles including mopeds, go-karts, etc (as shown by our go-kart video above). This engine is demonstrated in and out of the lab, and is already showing excellent power density, low-vibration, good fuel economy, and ability to run on multiple fuels including gasoline or JP-8.

READ MORE



Military



Unmanned Flight



Electric Vehicles



Home Energy



Generators



Household

Timeline

We've been developing this engine for more than ten years. We're now finally ready to take it to market and are already signing major contracts.

2003

New Thermodynamic Cycle

Dr. Nikolay Shkolnik and Dr. Alexander Shkolnik invented the innovative HEHC thermodynamic cycle and initial engine designs that embody the cycle.

2004

Prize at MIT

Awarded top three winner prize in MIT's entrepreneurship business plan competition (now called the $100K entrepreneurship competition).

2007

Grant from Army

Received small business innovation research (SBIR) grant from Army as well as our first venture funding.

2010

Diesel Prototype

Built firing 20 HP diesel engine prototype, and what may be the world's first naturally-aspirated rotary diesel engine.

2011

New Engine Architecture

Invented and designed a new engine architecture, model "X," that embodies the HEHC cycle.

2012 - 2014

70 HP and 40 HP

Built working, firing 70 and 40 HP diesel engines, model "X," that demonstrated the capability of engine architecture and thermodynamic cycle

2014 - 2016

70cc X-Mini

Most advanced prototype to date, the X-mini demonstrates good power density, fuel efficiency, low-vibration, and was installed into a vehicle (go-kart) demonstrator.

Fall 2016

Military Contracts

$1M DARPA award in 2015; $5.5M in new contracts with the DoD executed in Sept 2016 - more details to follow soon.

Late 2016 - 2017

Durability and Increased Efficiency

On our most recent engine, we were able to run it for about 15 hours without over heating. Our next goal is 50 hours, which is the basic requirement for EPA certification as a handheld engine. Our ultimate goal is to have it run for hundreds or thousands of hours.

2017 - 2018

Scale Production

The company will partner with manufacturers and system integrators toward introducing initial production engines into military and commercial applications.

"Crazy-Efficient Rotary Engine Lands Million-Dollar DARPA (Military) Contract."

Popular Mechanics
READ MORE HERE

Letter from Alexander Shkolnik (CEO) to Potential Investors

September 7, 2016

We are a father and son team: Nick, a physicist and accomplished inventor, and Alec, an MIT-trained computer scientist. We set out 12 years ago to fundamentally improve combustion engines in order to make an impact that will last for generations to come. The reality of today's engines is that ~80% of the energy in fuel is wasted as unutilized heat. That's unnecessary, and results in far too much CO2, CO, NOx and other emissions that negatively impact our environment. There have been many incremental improvements to engines over the last century – but few breakthroughs have had significant impact.

SHOW MORE

Meet the Founders

The founders are a father and son team: Nikolay Shkolnik holds a PhD in Physics from UConn, and is a recognized expert in the field of TRIZ (Theory of Inventive Problem Solving) – an systematic approach to innovation. Alexander Shkolnik holds a PhD from MIT's CSAIL lab. The rest of the team consists of 7 employees with degrees or work experience in combustion engine development.


engineexpo2013

Alexander Shkolnik

CEO

Entrepreneur, R&D technology developer/program manager, and technical specialist, with experience in applying his knowledge to living neuronal networks to robots to internal combustion engines.



Nikolay Shkolnik

CTO

Ph.D., Physics, General Relativity. Winner of Motorola Award for Creativity. Former clean energy program manager and TRIZ specialist, at GEN3 Partners.

Raised $2,780,149 from 739+ Investors

Building on $20M Invested Previously Into The Technology Development

This is a seed round. Initial funders include Bob Stearns, former CTO of Compaq; Jim Marsh, Retired Director of Lockheed Martin;

Bob Stearns

Barnaby Zelman

Career in international trade and specialty chemical exporting and licensing worldwide. Pilot, investor, collector, and family man.

Misty Guevara

Andrew Douglas VanderPloeg

Passionate about everything business. Finance Manager at Boston Globe Media Partners. Babson (Olin) 2017 MBA Candidate

Walter Robinson

James Harbal

MORE INVESTORS

Interview

– COLLAPSE ALL

WF: What are you guys building?

LP: We're developing a new type of engine. We're making a totally new type of rotary internal combustion engine technology, innovating in both the physics (thermodynamics) and design of how current engines work.

It's been over 100 years since the fundamental thermodynamic cycles for a combustion engine -- basically how all heat engines operate -- were introduced to the market. The cycle describes the underlying physics of the engine. Not only have we developed an optimized cycle, but we've built prototype engines to implement this new cycle, and we are now ready to commercialize the technology. That can be truly disruptive on a global scale!

Our technology is really grounded in physics, and we're trying to fundamentally change the thermodynamics of the engine, to make a much more efficient cycle. We're also embodying that cycle in a new type of engine design that offers still more efficiency, while also being extremely compact and lightweight. Our engine will be up to 10 times smaller and lighter than any other diesel engine out there, is quieter, and has near zero vibration, while potentially doubling the fuel efficiency over a gasoline engine.

WF: How is it better than the current internal combustion engine?

LP: We're changing the physics processes of how the engine operates to make them more efficient. Today's engines, in a typical automotive drive cycle, only convert about 20% of the available energy in the fuel into useful mechanical work, and 80% of the energy is wasted as heat through exhaust, friction, and cooling losses. Consider the Diesel engine, which is known to be more efficient than a gasoline engine; in reality, the Diesel combustion process is far from ideal. Diesels rely on injecting, mixing, and burning of the fuel while the piston is near "Top Dead Center", but these processes actually take a long time. By the time the engine is actually burning the fuel, the piston is already expanding and the pressures are dropping, so the engine is not converting all of the heat addition into useful work – its literally wasting this heat in the exhaust. Ideally, the engine would try to bring the piston to a dead halt at the top dead center position, to allow the fuel time to mix and burn, but that's almost impossible to do with a conventional piston architecture.

Instead, we are using a rotary engine, which allows us a lot of flexibility in the geometry to allow for a longer period to burn all the fuel. If you look at the operation of our engine, you will see the arc of the rotor matches the arc of the housing. This means that the rotor continues turning at high speed, but near Top Dead Center position, the volume remains approximately constant for a longer period. This gives the engine more time, and therefore a much more complete combustion process before it starts expanding the gases. Even just applying this one feature of Constant Volume Combustion, the engine can extract 50% more energy vs a Diesel engine.

The thermodynamics is described by the High Efficiency Hybrid Cycle (HEHC) that we developed. It utilizes 1) a high compression ratio; 2) constant volume combustion; and 3) over-expansion of gas until approximately atmospheric pressure is attained. The result is a 74% thermodynamic efficiency, which is significantly improved over gasoline or Diesel piston engines in use today. For comparison, the Diesel cycle has a thermodynamic efficiency of 57%. Efficiency is important because it translates to lower cost (less fuel consumption) for users, and longer range for mobile applications.

Typical engine development is incremental, and may change a single parameter, often at the expense of another. . We're really trying to improve the engine in all parameters, so we can combine a potential 2x improvement in fuel economy with up to a 10x reduction in size and weight over a diesel engine. And because it's 10x less material, in volume production it's anticipated to be quite a bit cheaper than today's engines, in a package that has little to no vibration, is well balanced and responsive, and relatively quiet.

WF: What are the initial use cases?

LP: We have two versions of the engine under development – the tiny 70cc Spark Ignited X-Mini v3 (XMv3), which is working in the lab now as a proven engine prototype; and a larger 300cc Compression Ignited (Diesel / JP8), "X4" engine concept. The X4 weighs a meager 30 pounds, and fits in a 10x8x8" box – while producing 40 HP of power. The X4 is a more optimized, refined, and longer term engine development program, which is just in initial stages of the design phase.

Ultimately, we see the engine potentially replacing any combustion engine in use today. But we're starting with the military as a first potential customer. We have a lot of traction with them already, as they have such an immediate, dire need for an improved engine. Right now, the military relies on JP-8 fuel, which is a heavy fuel - so they are forced to use Diesel engines, which are big and heavy. Furthermore, consider that it can take up to 99 gallons of fuel to deliver a single gallon to the frontline. It's not just expensive in terms of dollars; this oil must be protected on its journey, and we lose soldiers some times in protecting this fuel on its way to the frontline. With the military, costs can literally be measured in human lives, so efficiency is especially critical. They are a good customer for us, because they are willing to help pay for development, and in the long term, are willing to purchase large numbers of engines to power all of their equipment. In fact, a single generator contract (for one engine size) can be on the order of $200M, enough to build a viable business.

Within the military, there are a number of applications that our engine can serve, with similar immediate and painful needs for better power systems. For example, consider the standard 30kW Diesel generators that power mobile command centers today - they weigh 2700 pounds, and we could reduce this to < 200 pounds. A few people could lift and move this, rather than a whole truck, so it's a really game changing technology.

We're also looking at other applications, for example drones, power for other land, sea, and air vehicles, robotics systems, etc. there's just so many applications even within that one target customer. Of course, the military is just a starting point - there are similar applications on the commercial side that we can move into when ready.

WF: In the long term, what kind of products will use your engine?

LP: The first product/application pathway is a prototype engine which we have been working on and which is running in the lab right now, called the "X mini". This engine could be used to power, for example, various types of lawn equipment, like chainsaws or leaf blowers. The X-mini is a Spark-Ignited engine that displaces 70cc, has 3 firing chambers (despite of having just two moving parts), is about the size of a grapefruit and weighs about 4 pounds. Even though it's so tiny, it's produces 3hp right now, and it's on its way to producing up to 5 hp when fully developed. Still, even at 3hp, it's already far better than anything out there today. You'd get a lot more power, lower the weight, and because there's no vibration, you can use handheld equipment for longer without feeling like your hand will fall off. We can also see applications in small vehicles, like mopeds, and drones, which could also benefit from their light weight and lessened vibration.

We are also in discussions with the DoD to develop a slightly larger engine. This is a 300cc displacement engine that is expected to produce about 40 hp. This engine will fit in a 10x8x8" box, and weigh less than 30 pounds. While the military applications (e.g. drones and generators) are obvious, consider that cars are widely predicted to move more toward autonomous driving, and electrification of the drivetrain, and we want to incorporate our engines into future vehicles in a way that takes advantage of these changes.

There are electric cars with a 200-300 mile range, but this range comes at the cost of having large, heavy and expensive battery packs, and and charging outside the home is a hassle. We envision a car that has a small battery pack that can cover 95% of your daily driving needs, and if you need longer range, our generator would kick in. It'd be lightweight and you could even have it as an "attachment" sitting in a little box in your trunk. You could use that to charge up your batteries and then, every couple hundred miles, you could refuel the generator itself at any standard gas station, rather than having to find a special charging station. We therefore make EVs affordable for everyone, while allowing consumers the ability to rapidly refuel and the range they are accustomed to. However, perhaps even more important - as our engine is so efficient, you'd actually have a lower CO_2 footprint if you charge your battery with our engine, rather than plugging into the US power grid. This is because the power grid relies on significant sources of fossil fuel, and generation, transmission, distribution, and charging networks turn out to be less efficient than a small generator based on our engine.

WF: How long have you been working on this?

LP: Nick's been working on the physics of the engine for something like 20 years. As a physicist, the inefficiency of present-day engines always bothered him, and he saw this opportunity to make a much more efficient engine. In the late 1990s, while he was a clean energy program manager working at an innovation think tank, he did an analysis of what would be the most probable path of development for power conversion devices (evaluating fuel cells, supercapacitors, batteries, etc.), and concluded that, basically, engines are here to stay. This conclusion has been affirmed by a number of studies, and that's when he decided to really make a push to invent a better engine that wasn't so inefficient, large, and polluting.

We [Nick and Alec] teamed up in 2004 and applied physics and optimization to improve the efficiency and fundamental operation of the combustion engine. We think there's a lot of room for improvement, and that engines can be pushed to convert at least half of the fuel energy to actual work, as opposed to the current 20%. That's a two to three time improvement in efficiency, which can have a very big impact.

We were always targeting this ultra high efficiency, and we've been actively working on this for about a decade. When we first started out in 2004, we thought we were going to do an auxiliary power unit for long-haul trucks. It wasn't until last year that we found out about this incredible need within the military, and last year we entered into a contract with DARPA (Defense Advanced Research Projects Agency), which is basically the research arm of the military. So far, close to $18 million has been invested in the technology, through venture capital and $1M through DARPA. We are now on our fourth completely new generation of the engine architecture. This is the final configuration, and embodies the same thermodynamic cycle as the original "LiquidPiston" engine, but each iteration got simpler, easier to seal, and you just can't get any simpler than the 'X' engine that we have right now.

WF: How technically challenging is what you've built?

LP: The 'X' rotary engine is an incredibly simple device that has just two moving parts: the rotor and the shaft. Still, it implements all of the attributes of our optimized thermodynamic cycle. That was the first thing we had to work out: how to capture our cycle with a new kind of engine. If you look at the Wankel engine, it has a peanut-shaped housing and a triangular rotor. Our engine has the opposite - a peanut rotor inside a three-lobed housing. Because of this inversion, we can achieve a higher compression ratio, constant volume combustion, and over expansion (the processes that characterize our improved high efficiency cycle).

Second was the most critical aspect of any kind of rotary engine -- the sealing, which prevents gas from leaving your high-pressure chamber. When trying to achieve high efficiency, it's really important to keep the gas in the chamber. Unlike the Wankel engine, our apex seals are stationary, so they don't have the dynamics challenges that the old Wankel engine did. In addition, we're able to supply lubricant directly to these areas, so the engine can be really durable. We can reduce oil consumption by a full order of magnitude by directly lubricating the seals, as opposed to consuming oil in the combustion chamber which is what the Wankel does. We can therefore solve the fuel consumption, lubrication, emissions and durability challenges experienced by the old Wankel, while sharing the inherent simplicity and compact operation of the rotary engine.

So, it's been quite the process, first in selecting the most appropriate architecture to embody our cycle, and then getting all of the implementation details right. In fact, most of the focus of our work with DARPA this past year was focused around sealing. Once we figured that out, we automatically have a much better combustion system.

WF: Will you manufacture the engines yourself or outsource it?

LP: We're not planning to take our engines into high-volume production directly. We are opting for a capital-efficient business model that leverages our intellectual property position. We will establish partnerships in the industry and in the defense base, and work with manufacturers and Original Equipment Manufacturers (OEMs) to bring our products to market. Ultimately, we're going to be designing custom engines and providing engineering and testing services as a subcontractor for the manufacturer. This is pretty standard in the industry, for example GM will usually subcontract their engine development as well to one of a handful of engine design houses (like FEV, AVL, Ricardo, or IAV). We will ask them to fund our development for each program. In addition – and in the long term, this would become the largest income stream for the business, we will also charge royalties and upfront license fees for engines produced by partners.

For us, it's incredibly important to find a first partner that will adopt and embrace the technology and take it to market, and that is what we are working to achieve with highest priority.

WF: How many patents do you have and what stage are they in?

LP: The company has 27 patents that are issued or pending, which cover the technology. We are working with a great IP attorney, Bruce Sunstein, out of Boston, who is famous for patenting the Segway. Our portfolio is deep - at the top, we have issued patents that cover the entire thermodynamic cycle. One layer down from the cycle, we have issued patents that cover the 'X' engine architecture. The next layer covers implementation details - for example the strategies for cooling, lubricating and controlling the engine.

WF: Do you have customers right now?

LP: Right now, we have two potential contracts with the DoD that are in final stages of proposal evaluation. These contracts could total up to over 12 million dollars, and those could come through later this year. These contracts don't pay for everything, but if we can get some of these military contracts with non-dilutive funding in place, it'll really help us and investors along.

One of these funding sources takes technologies that are demonstrated but not quite to the point where they are ready to be embraced, and they try to cross them over into that tipping point where they can be adopted. That's a $3 million program that we submitted, in partnership with two major defense contractors - one of which is very well-known for making drones, and the other is a leader in providing military generator sets. This is really great for us, because not only does it fund our development of the product, but we'll also have a partnership with a manufacturer with the sales distribution and manufacturing channels to sell the product to the military. At the end of this 24 month program and $3 million effort, we'll have a working, running diesel generator that builds on our existing technology, will be field-tested by the Army, will be environmentally tested by our development partners, and we will be lined up perfectly with a potential future strategic partner.

WF: Why is the military an ideal first customer for you?

LP: A single generator contract in the military can be on the order of about $200 million. That's for a single contract for about a five year period. And they'll issue a new contract for every different engine size. We can build a lucrative business just in this DoD genset application. We view it as a stepping stone to an ultimate vision, but you can see how we can build a very nice and sustainable business here.

And they have relatively low barriers to entry. In order to produce a new type of engine, a company must meet emission standards, warranty suitable durability for the customer's application and a reasonable price to enter the market. The military has clear performance needs and, depending on the application, durability and emissions standards that are generally more lax than the general consumer market, making this early hurdle of production easier to get over. It saves time and money at this stage to not have to worry about such stringent qualifications. In the long term we are confident that the engine can meet today's emissions and durability expectations, but its beneficial to have a first customer that can relax these requirements.

WF: What technical challenges do you still need to solve?

LP: In the development process we have at least two phases: research, which is inventive, and development, which is more focused on engineering and productization. For the XMv3 line (where efficiency is less optimized), our research is mostly done, and we're entering into the development stage where most of the problems become engineering tasks. It's a standard engineering development focused on durability and emission that will require time and resources but the major inventive processes have already been accomplished.

Our next major phase will focus on increasing and providing durability. All our efforts to-date have been improving the performance and efficiency of our engine. We have the engine running in steady-state, so that it won't overheat when you run it for a long period of time. On our most recent engine, we were able to run it for about 15 hours. Our next goal is 50 hours, which is the basic requirement for EPA certification as a handheld engine. Our ultimate goal is to have it run for hundreds or thousands of hours, but that will require additional development.

For DARPA, we also have another program under way, which is really pushing the limits of efficiency and the power density and tightly integrating the entire engine into a neat package. So far, we've been very focused on the engine core, and have yet to focus on the package, but the DARPA program may cover that.

WF: Who are your competitors?

LP: There are a couple other startups doing combustion engines. Most of them focus on relatively large engines because they're going after the automotive and trucking industry, which is worth hundreds of billions of dollars. But even a very good, proven technology can take about 20 years to be adopted into the general automotive space, which is why we've moved away from that.

We're focused on much smaller engines, where there's much less development. But even though, right now, this is a step away from the auto industry, we see a lot of room for growth even within that industry as more and more cars become self-driving vehicles. Then, you'll really be looking for lighter vehicles and smaller engines, and we'll be well-positioned for that.

WF: How big is the market?

LP: The market is $400 billion for combustion engines. About 75% of that is cars and trucks, but that still leaves over $100 billion for other applications. That non-automotive market is where we'll initially enter. Still, though, that's a huge market, and you can carve out really niche applications that are still sizeable enough to build a business. As an example, the handheld equipment engine market is itself a $7 billion market.

Longer-term, as we noted earlier, LiquidPiston plans to be in the range-extender engine market as the automotive industry increasingly becomes hybrid electric. Our power density and high-efficiency will make our engine an ideal fit for that application.

WF: How much will your engine cost?

LP: In single quantity our 3-5 HP engine would cost about $30,000, and in fact we are planning on making limited quantities of "development kits" available to select strategic partners. In a quantity of 500,000, the manufacturing cost of the engine core drops to a much lower number, that's competitive with piston engines, except that we're going to have a lot more power coming out of the package.

WF: Why are you guys the right team?

LP: We have a really solid partnership and team, with really complementary backgrounds. I'm [Nick] a mechanical engineer and physicist with a PhD in physics from the University of Connecticut. All my life, I have been interested in energy conversion devices and, specifically, engines.

My [Alec's] background is primarily technical. I studied at Emory University in computer science, mathematics, neuroscience, and behavioral biology, and did my Masters jointly at Georgia Tech. Then, I got my PhD at MIT in computer science with a focus on robotics, funded by DARPA. I see all these things as being similar: neurons and robots and engines. They're all technical systems with complicated dynamics. I just like solving tough technical challenges and playing with models. That's what motivates me.

We founded the company while Alec was doing his PhD at MIT. While there, we competed in the 50K Competition, and took second place, beating over 100 teams. Our advisor in the competition became our first venture capital investor a few years later, which really helped form the company.

From our background, you can clearly see that we, the founders, are outsiders of the engine industry. We believe this to be a great asset for the company as it is very difficult for people within the engine industry to overcome the psychological inertia that is inherent to all engineers and, more generally, to humans. Sometimes it takes an outsiders to see the world in a different light and to come up with understanding of problems and, correspondingly, with solutions, which are “hidden” to insiders. TRIZ – (Russian acronym that stands for Theory of Inventive Problem Solving) – helped us a lot in this process. Having said this, we also recognize the fact that being outsiders (read “amateurs”) could be a great detriment to the company. This is why, from day one of our company existence, we have surrounded ourselves with true experts in engine technology. Together, we formed a winning combination of inventiveness, rigorous analysis and methodical engineering, which allowed us to solve myriads of technical challenges and, finally, to build a fully functional, operating engine.

We have a few other people on the management team: Per Suneby, who got an MBA from Harvard Business School, and worked for GE and Motorola doing program management. About 20 years ago, he jumped into startups and since then, he’s been an entrepreneur working with various startups including LiquidPiston, as well as spending some time as a Venture Partner with a leading venture capital firm.

The other person to highlight is Dr. Tony Tether, the former director of DARPA. He was the longest serving director in DARPA’s history, and managed over $25 billion in various technology development programs during his tenure. We are honored to welcome Tony to our board of directors and, being really connected in the industry, he can help connect us with potential military contractor partners.

WF: What results show the improved efficiency?

State of the art automotive gasoline engines reach peak efficiencies around 38% Brake Thermal Efficiency (BTE), however their average efficiency over a typical drive cycle is only on the order of 20% because efficiency drops when the engine is not running in its sweet spot, which it almost never is.

Our XMv3 engine is a tiny engine – with an effective compression displacement of only 19cc per chamber (the entire engine displaces 70cc, but each individual chamber compresses only 19cc). We have measured 18% BTE on gasoline, and extrapolated result of 21% BTE on diesel (based on firing one chamber). For reference, a competitive 23cc handheld gasoline engine, documented in Gordan Blair’s textbook on engines, achieves only 12% BTE – so the XMv3 shows a 50% improvement already. The XMv3, however, was designed for low cost lawn and garden applications – it was not designed for optimal efficiency. Supported by various thermodynamic modeling tools, extrapolating our engine to a larger size in the model, when the X engine is scaled up to automotive size and operating on diesel fuel in Compression Ignition mode, the engine can reach a peak efficiency of 47-57% and, most importantly, the average efficiency on the order of 40-50%. The fuel consumption of the vehicle is directly proportional to this average efficiency.

Grant Beaty Nov 15 2016

You said: "On our most recent engine, we were able to run it for about 15 hours. Our next goal is 50 hours, which is the basic requirement for EPA certification as a handheld engine." What was the failure mode at 15 hours, and what changes do you anticipate will allow you run to 50 hours?

Alexander Shkolnik CEO FOUNDER Dec 2 2016

Hello Grant - Durability was not a focus until recently, as we have been focused on proving the power and efficiency of the engine. We previously were designing and building our own gears in house. This was mostly for speed of prototyping. Now the gear is our durability bottleneck as it shows wear after 20 hours. We have contracted a professional gear company to design and make new, significantly improved gears for us, and these will be tested shortly.

LIKE

Barnaby Zelman Oct 18 2016

Can you explain, in a nutshell, how you're different than the failed Wankel rotary engine? Also is your valuation based upon your "potential" military contracts, or something else as it does seem quite high for a seed round investment stage. Thank you!

Alexander Shkolnik CEO FOUNDER Oct 19 2016

Thank you for these questions. For difference between a Wankel, please have a look at:
http://liquidpiston.com/wp-content/uploads/2014/11/Wankel.png
1) we have high compression ratio, constant volume combustion and over-expansion - thermodynamically much more efficient. The Wankel engine uses standard Otto (spark ignited gasoline) cycle, whereas we are an optimized Diesel. 2) The Wankel is an engineering beauty - simple and elegant, low vibration and high power density - BUT - it was always plagued by performance issues with seals (blowby), and lubrication/durability of these seals. The seals are located in the tips (apex) of the rotor, and move at high speed. Its impossible to seal the interface of the Apex seal to the Side seal so they have a lot of blowby from the corners. Its also challenging to lubricate these seals - they move at high speeds, they bounce around in the housing and cause "chatter"; they are usually lubricated by injecting oil into the charge, and most of the oil burns in the engine and only a fraction goes to the seal - this causes an emissions problem as well as durability issues. The poor fuel economy, emissions, and durability is what prevented the Wankel from taking off. The LiquidPiston X engine operates on the new HEHC cycle which takes advantage of high compression, constant volume combustion and over expansion - fundamentally different operation from the Wankel. But implementation wise, we are like a Wankel that has been flipped inside out. Because of that, the apex seals are in the housing - they are stationary, and we don't have the dynamics challenges or the chatter, and our seals are much easier to lubricate by directly supplying oil through the housing. In principle this oil should not mix with the charge air, and therefore should not burn. The seals are also easy to access when its time to replace them after thousands of hours - similar to a spark plug job (rather than a complete engine tear down required to change Wankel seals). Lastly, in our work with DARPA last year, we demonstrated 5x reduction in blowby vs a Mazda Wankel engine - this puts us close to a piston engine in sealing performance.

You are correct the valuation is high for a "seed". The valuation is based on 1) $20M previously invested into the company; 2) $5.5M in new DoD contracts that were just executed in September - these are signed but not fully "public" information as of yet - more details to come soon; 3) the opportunity for a disruptive engine technology is very large. Take a look at Westport Technologies, for example, which developed a new natural gas fuel injector for heavy duty truck applications, and was worth as much as $4 Bln shortly after IPO. If we are successful in our mission, we believe we will be very valuable. Our valuation reflects the potential value, discounted significantly for time to get there, and further discounted significantly for risk.

Thank you again for the good questions.

LIKE

MORE QUESTIONS



LIQUIDPISTON

2017 Report

Dear investors,

Time flies when we are having fun! Both of our engine programs are coming along. The 70cc X-mini engine has been delivered to our partner, and is being integrated into a generator prototype as we speak. The larger 750cc X4 engine has met its early objectives, firing at up to 150 bar of cylinder pressure at a 26:1 compression ratio. We are currently designing a cooling system for the engine, so we can do combustion development / optimization with an engine that can run for more than a few minutes.

In 2017, financially - we were essentially break-even, with government R&D programs from DARPA and the Army supporting the two engine programs. They've been fantastic partners for us to help mature the engine technology.

While we've made great progress, its also clear that we will need additional funding for the engines to meet long-term customer expectations, so we are seeking additional government R&D contracts, talking to potential partners, and seeking investors to close out our financing round.

Thanks again for all the support our Wefunder investors have given us!

We need your help!

We are raising an $8-10M Series A round, and expect to anchor this with 1-2 strategic partners. We have 2-3 smaller VC firms interested as well. This round has been coming together, albeit slowly, especially in working with the strategic partners. We'd appreciate any intro's to investors that might be interested in investing > $200K, especially investors that might be able to lead this round.

Sincerely,

Alexander Shkolnik
CEO

Nikolay Shkolnik
CTO

Our Mission

We can't overstate how important our new thermodynamic cycle is - this is the first leap forward in combustion engine technology in 85 years. We're improving the engine in virtually every way and already have multi-million dollar government contracts under way, and have huge enterprise customers lining up for potential licensing deals. Initially, we will be 100% focused on military applications. We won't stop, however, until we overturn the entire $400 Billion combustion engine market.

See our full profile

How did we do this year?

Report Card

A-

The Good

The DARPA funded 30kW X4 engine demonstrated 150 bar of peak "chamber" pressure, surpassing design objectives of 120.

The Army-funded X-mini engine prototype has been handed to a partner, and is being inserted into a generator prototype.

Winner of the NOVUS AUVSI award (Grand prize), and Sikorsky Innovation award (Grand prize)

The Bad

Equity Financing round coming together (slowly)

supplier and manufacturing challenges

X-mini durability testing is progressing, at a slower pace than desired.

2017 At a Glance

January 1 to December 31


$$$$

$3,281,381 +244%
Revenue



$185,431
Net Profit


IOU!

$331,168 [11%]
Short Term Debt



$1,299,149
Raised in 2017



$2,347,993
Cash on Hand



Months of Runway

INCOME | BALANCE | NARRATIVE

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We've developed an optimized thermodynamic cycle and a new type of rotary combustion engine. The rotary 'X' engine is compact, lightweight, and fuel efficient. The technology can be scaled from a few hp to hundreds of hp. LiquidPiston is a technology company (not an engine manufacturer) - which provides custom engine development services and technology licensing.

Milestones

LiquidPiston, Inc. was incorporated in the State of Delaware in June 2004.

Since then, we have:

- developed a new engine architecture which could improve fuel efficiency while reducing size and weight over a traditional piston engine

- 45 patents issued or pending (U.S. and internationally).

- Developed 70cc "X mini" engine prototype (TRL 6), approximately the size of a honeydew melon.

- Developed 750cc "X4" diesel rotary engine prototype (TRL 4)

- Completed $1 Million "seedling" program with DARPA in 2015.

- Awarded 2 DoD contracts in Sept 2016, totaling $5.5M in non-dilutive funding. Awarded additional $2.5M in October 2017.

Historical Results of Operations

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $3,281,381 compared to the year ended December 31, 2016, when the Company had revenues of $953,000. Our gross margin was 100.0% in fiscal year 2017, compared to 100.0% in 2016. 100% of revenues came from government R&D contracts. The company has two contracts, the first through October 2018, and the second through March 2019. There are no guaranteed income sources beyond these contracts.
- *Assets.* As of December 31, 2017, the Company had total assets of $3,323,478, including $2,347,993 in cash. As of December 31, 2016, the Company had $1,908,774 in total assets, including $1,094,369 in cash.
- *Net Income.* The Company has had net income of $185,431 and net losses of $741,201 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively.
- *Liabilities.* The Company's liabilities totaled $3,081,317 for the fiscal year ended December 31, 2017 and $1,851,793 for the fiscal year ended December 31, 2016.

Related Party Transaction

Refer to Question 26 of this Form C for disclosure of all related party transactions.

Liquidity & Capital Resources

Since restructuring in January of 2016 (Management buyout, see notes), the Company has raised approximately $2.75M in unsecured convertible notes.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

LiquidPiston, Inc. cash in hand is $2,347,993, as of December 2017. Over the last three months, revenues have averaged $319,946.66/month, cost of goods sold has averaged $0/month, and operational expenses have averaged $274,315.09/month, for an average net margin of $45,631.57 per month.

The company continues to engage primarily in executing on two government (DoD) R&D contracts.

Revenues and expenses are expected to be stable over the next 6 months, as the company executes its government R&D contracts. The first of the two contracts expires in 6 months (October 2018). The second R&D contract expires in March of 2019. The company is attempting to secure additional government and commercial R&D contracts and development funding, but these are not certain to materialize.

Net Margin: 6%

Gross Margin: 100%

Return on Assets: 6%

Earnings per Share: $0.07

Revenue per Employee: $182,299

Cash to Assets: 71%

Revenue to Receivables: ~

Debt Ratio: 93%

LiquidPiston_Financial_Stateme... LiquidPiston_Financial_Stateme... Reviewed_2016_Financials.pdf

We ❤ Our 675 Investors

Thank You For Believing In Us

Bob Stearns
Barnaby Zelman
Misty Guevara
Andrew Douglas Vander...
Walter Robinson
James Harbal
Stanley Forwand
Wijnand D Langeraar
Christopher Stegeman
Richard Tran
Manish Chabria
Tom Dalton
Rem Darbinyan
Nik Hart
Stephen Traeger
Bruce Emerick
Patrick Quane
Wayne Greene
Daniel Croley
Don Schager
Jacob Allred
Andrew C Laufer
Early David Ehlinger
Carl Lumma
Luis Gabriel Cabrera Mora
Ron Quartel
Chris Kibbe
Candee Lynn Wilson
Bhargav Chowdary Dud...
Jason Thomas
Thom Schotanus
Ankur Tangirala
William Cline
Eric Ramey
Kevin Hartford
Anthony Zamora
Michael D McConaughy
Teodulo Ted SANCHEZ
Freddy Dopfel
Anthony Palumbo
Larry Berman
Scott Li
Ben Schott
Barbara Jane Pinel
Jim Burtoft
Todd Hendricks
David Dupuy
Russell Murphy
Brad Yasar
Christopher M. King
Praveen Suluvai
John Kelly Wallace
Michel R Schein
William Bradley Crosby
David Hourani
Steve Gara
Paul Anguiano
Enrico Piazza
Praneeth Pulusani
Evan O'Brien
Brandon Truong-Phan
Sam Roberts
Seth Gregory Peyla
Rob Collini
Kenneth Ignacio
Serge-Eric Tremblay
Dodge Rodgers
Byron W Fain Pershing
Igor Z
Roland Chow
Dean Hawkey
David Thierman
Lance A Singleton
James O'Connell
Greg Horrall
Stefan Bordonaro
Gerry Cardinal III
Andrew W
Ted FRALEY
Anna Morrison
David Friedman
Andrew Young
Sajad Zalzala
Amanda J. Hardesty
Chuck Pisano
Jinmei Zhang
Charles D. Hicks
Lucas Norrie
Rich Fazzolare
Donald Coleman
Joel Gabriel
Jake McCarthy
Tori Carlile
Kwame Lewis
Grant Steyer
Matt Edgar
Manford Fern
Sean Hennessey
Walter Hughes
Rob Britton
Richard Glick
Patrick Dowling
Pamela Rodgers
Jean Oosthuizen
Sharath Murthy
Todd Werner
Daniel Shoemaker
Henry Henderson
John Janecky

Walter Morgan
Alan Raphael
Emmanuel Thomas
Pedro Prates
Janine Kutas-Hille
Gokul Sahni
Dilraj Ghumman
Troy Pack
John P Martin
Sheila Schaefer
Jeffrey Carter
Jayachandran Nair
Steven Humphrey
Marcel Obrejanu
Heino Hynninen
Kelvin Mok
James Donnell
Rupesh ROY
Vincenzo Iuorno
Mike Greenberg
Steven Green
Jorge Diaz Rivera
Joshua D Hicks
Antonio D'souza
Juan Antonio Canet
Chisom Egwuatu
Demarley Holder
Roop Pondicherry
Vikash Kumar
Emily Connor
David Rakoff
Thomas Coppola
Carolyn Smith
Michael Schmidt
Michael V. Wood
Jose A. Gomez
Jason Nobles
Tom Lowe
Alan Jacobson
Robert A De Mattia Sr
Mike Wienick
Randy James
Jeff Fortis
Joseph Hilger
Lawrence J Masotti
Olle Pellijeff
Chris Cassara
David Morales
Aalap Sharma
John Klemenc
Krishna Mohan Gummalla
Kenneth Dickie
Ed Strasbourger
Doug Nesbit
Davin Nguyen
Ben Estep
Scott Kuryak
Hank Chen
Kjell Shell Imsen
Bruce Cardiff
George Lugo
Jim Noha
Joseph Coco
Roro TheeGreat
Janak Savaliya
Chris Calabrese
Robert White
Marcus Michles
Michael Buschman
Karthick Sankarachary
Christopher Weaver
Steven Keola Stone
Srinivas Gadiraju
Roger Guo
Michael Thomas
Takeo Aso
Karl T. Ulrich
Chin Sin Yeo
Barry R. Gager
Jon Gordon
Jonas V. Butkus
Joshua Meltzer
John Danesi
Robert Leroy Stoddard Jr.
Kody Bartz
Raj Thiyagarajan
Thomas Kollar
Tanya Boettcher
James Martin
Pete Cooper
Joshua Littmann
Steven Burns
John Rasmussen
John Jenks
Dawn Koncsol
David Cantella
John Dixon
Dennis Melton
Tony Folino
Raylen Worsham
Mark Patterson
Robert GILBERT
Kenneth R. Welsch
Earendil Engelmann
Nikki WILLIAMS
Bill Shevlin
Perry M Chappano
Gerald Rhoades
Charles Freehill
Peter Van Drumpt
Thomas G Blomstrand

Dean Kennedy
Michiel Holley
David Bayer
Edward Gene MUMPOW...
Morris Gelman
Patrick Henry
Rudi Buergi
Fred Katzman
Anton Strom
Felix Schwartz
John S Gregg
Lawrence Winnerman
Michael DeLaMater
Joseph C. Oliver
Keith Kay
Sreenatha R Palnati
Kenneth W Riches
Eliot Flannery
Mark Plichta
Dave Nelson
Patrick McMorrough
Anand Agarwala
Timothy Michael Miller
Van Duc Nguyen
Loretta Alves
Ross Randrup
David L. Schell
Clarence Farrell
Terry Osborn
Art Barrett
Hashim Bharoocha
Lonnie R Holland
Kenneth Shelton
Justin Davis
Natch Greyes
Benjamin DWYER
Sure Chap
Craig C. Kinsey
Timothy Quek
Barry Turkanis
Ron Gajewski
Julio Castellan
William T Fuller Jr
Christine Linker
Johannes Guenther
Al Zak
Rich Robison
Martha W D Bushnell
Brian Krulik
A.J. De Ruyter
Mk Anderson
David Ross
Troy Ochowicz
James Young
Morris Jones
Andre BETKER
Stephan Tornier
Jimmy L Hudson
Diane Eilenberger
Albert Huang
Paul Varkey
Balaji Sathyanarayana Rao
Greg Skiff
John J Longeway
William Gray
Eduardo Armenta
Martin Wagner
James Bailar
Robert Moore
Marcus Varnai
Anna Davis
Michael Zarembski
Matthew Gidicsin
Paresh G Vallabh
Harold Lane
Carlos Masauding
Chinedum "Chin" Uguru
Jj Kane
Kimberley Robertson
Fakheruddin M Mustafa
Darin Brownlee
Benjamin O'Brien
Brent McClean
Billy Myles
Gregory Boyle
Katlego Tlale
Dominiq Bing
Takashi Tokudomi
Michael Golden
William Golden
Karyn Ames
Scott Borg
Larry E Proud
Deborah Stone
Francisco I Ordonez
John Christopher Hardin
Sam Olaniran
Patricia Osbourn
Ricky Mac
Michael Lee
Mohan Rangan
James Gray
Anthony Picciuto
Hubert Golay
Desmond Wan
Artemio Alvarez III
Jeff W
Velmurugu Manoharan
James W. Vain
Aaron Christensen
William D. Tillmon

Fenil Shah
Mohammad S. Bhuiyan
Brady Fuller
Clifford Ward
Dale Conzelmann
Noel P HYMAN
Renee Schaeffer
Kelly Beeton
Charles Illingworth
Lauren Boyd
Margaret Brown
Chelsea Scheiber
Michael Metz
David M. Angers
Tom Janotti
Cynthia Cassandro
Mj Ochs
Daniel Denton
Milad Gerges
Jacquelyne Nichols
Nahiem Hood
Janou Perczek
Jeff Moulton
Gordon Louis
Ricardo Montoya
Phil Turturici
Jinuck Lim
Stuart Bunker
Andrew Dysart
Siri Kumar Kambam
Mark Cecconi
Nathanael Pine
T Clive Reynolds
Yury Stolyarov
David D. Sproul, Sr.
Wayne Bucher
Richard Servatius
Justin Lamoureux
Frederic Ellise
Terry Carlson
Terence Teruya
Richard Bjelland
Gabriel Voehl
Thomas Kelley
Eric Anderson
Nathan Coffelt
Keith D. Munroe
Dale Gehrlein
Marius Beceanu
Jared Zito
Tyler Buck
David Robbins
John Morro
James P. Pinney
Joel Rahn
Rory Meyer
Richard Lee Frost
Ethan Robinson
David Reardon
Richard Miller
Steve Shill
Susan Hoffert
Tom Dolezal
Edward S. Yco
Donald Franklin Rhoad
Louis H Elwell, III
David Harkman
Everett Pagett
Edward J ESPOSITO
Anthony D Nickelatti
Richard Burgos
Matthew E Silverman
Himanshu Surti
Ajit Benoit
Emmanuel Morris
Dave Edvalson
Brenda HAY
Colin Robert Russell
Lane B Wyatt
Richard Roberts
Caleb O'Dowd
Ling Fan
Harsha KUDIGRAM
Joseph J Egan
Mark Hayes
Rodney Wade
Dave Soerens
Eric Hoxie
Oleg Kozhukhovskiy
Rodge Bickerataff
Richard Pollack
Eric Nicholas
John Sims
Mark Sulkowski
Walter Kaffenberger
Greg Peyla
Shamir Furtado
Joseph Kreinbrink
Robert W. Dyess
Syed Ishaq
Jeremy Schmidt
Debra A Schultz
Franklin Scruggs
Matthew Milner
John Bell
Danny Gorman
Melissa Allen
Lon HOSKINS
Gary R. Parvin
Kenneth O'Donnell
Tara Geria

Thaddeus Onwuka
Adrian Van Luven
Wes Ross
Richard Robinson
Fred Wolfe
William Glenn Skyles
Long Van Nguyen
Andrew Wright
Delbert Horn
Bobby Silaphet
Renato Franzellin
Karen Moore
Joel Samuelson
Michael Zoll
Vural Tuna
Michael Reding
Lawrence Matta
Chris Sedore
Dennis Templeton
Matthew Regen
Henry A Iannuzzi
Drake Russell
Louis Gonzales
Nauman Siddiqi
Michael D Greene
Richard Young
Kevin Hayes
Laurens DeHaan
Kurt Stahlfeld
Michael Nagy-Deak
Grant Ross
Gregory Kinsman
Ross A Brewer
Sharon Shemtov
Viswanadha R. Bommep...
Don Oliver
Baha Alqam
Bobby Hammond
Ron Yaniv
Patrick COLLINS
Vugah Munang Ngiejung
Fred George
Johnathan Kelly
Vamsi Addanki
Dirk Geiger
Brian Prong
Tom Ordanis
Benjamin Zand
Daniel Smith
Brad G Farber
Phillip E Bolin
Cody Hays
Jack Heald
Brian F. Chrest
Chad Quinn
Emmanuel Mboho
Yosef Magid
Kevin Pacheco
Marek Vrba
Abinet Boku
Stephen William WALLS
Brenda Richards
Joseph M. Osborne
Richard Berard
William Berard
Nicholas Hepher
Paul Joseph Whelehon
Thomas Wojcik Jr
David Rivers
Curtis Nare
Harold E WILLS
John Reilly
John M. Wagner
Steve Morse
Clyde Tenn
Riley Johnson
Marc H. Ferrera
Tony M Thurston
Richard Targow
Stephanie Makishima
Titus Oparaocha
Craig Sweet Kenyon
Alexander Burkhardt
Eric F Johansen
William Pitts
Leonard Goerss
Landrade H. Abueva
Steven Frazier Child
Anita TANG
Dimitry Snezhkov
Alonzo Ellis
Jacob Lehner
Michael Istfan
Lafaiol Charles
John Capece
Sukrant Gupta
Mary Bassett
Alan E Howard
Vinod Govindharajan
Jacek Kalmus
Richard Mauldin
Marcus Shaw
Joe W. Smith
Erica Billings
Seth Gibelyou
Ken BREHNAN
Barbara Parris
Paul Overy
Robert Smith
Melvin Kestner
David M Keith

Joel Hughes
Javier Olivera Whyte
Stephen Yoskowitz
Andy Lo
Philip Crow
John Brooks
Ryan Bello
Ma Cecilia CRUZ
Andrey Patrov
Robert D. Fife
August Haugan
Lee Andrews
Brian Nicholson
David Erickson
John Kenyon
Anthony Omokha
Marcus Cuda
Harry Edwards
Jeff Jack
Thomas McDonough
David Li
William Dennison II
Larry Griggs
Steven Zimmerman
Robert A. CRISOSTOMO
Jonathan Gutwein
James Jung
Jacob Varshal
Spencer Smith
Matthew Chapman
Mitchell Ange
Ted Apple
Phil Apostolou
Chi Chan
Watchdog Investments ...
Kenneth G. Hoffman
Brian Lallement
Mark W Peterson
Robert Hodson
Frank Szinger
De Wayne Mauzey
Robert T Cunningham
Stephan Goldstein
Jeffrey Alan Pedroley
Md Pham
Maria & Jerry Weaver
Hok Gouw
David Handley
Michael Delaney
Jeff Lloyd
Paul Thompson
George Mc Ginty Stoneh...
Jeremiah Dick
Jonathan Moon
Jim Chrena
William Nabors
Jeff Pinc
Mahita Mishra
Byron W. Smith
Valerie Grant
Chris Bramon
Jeffrey Alan Peck
Bush Sivonsay
Michelle Lai
Robert Kieronski
Vladyslav Ovchynnikov
Herbert Hanson
Sean McDonald
David Detzel
Jemin Patel
Garry CHAN
Monika Wescott
Sean Peters
Hubert Middleton
Jeff Winter
Kristen Kekaiwahinenanii...
Gina S. Ghent
Anand Mukherjee
Roger Austin
Benjamin DeMasi-Sumner
John Hammar
Joseph Diokno
Ethan So
John HYDER
Shane Peters
Francisco Bethencourt
Edgar Mauricio Cadena ...
Dan Schoeffler
Marsha Isbell
Carmine Barone
David Cohen
Pamela Chan
Mark Morris
Pratap Manne
Alec McNayr
Mark Weissman
Evan Geller
David A Burnie
John T. Riecker
John Pigott
Rob Bunn
Alexander Gostev
Peter Andrews
Alyssa Kennedy
Gregory Stephens
Arthur Malkani
John Coffin
Richard P. Barnitt
Matthew Egen
Todd G Nelson
Mark Schroeder

Manish Thakrar
Richard W RICHARDSON
Frank Little
Kyriacos Skevas
Andreas Skevas
Douglas M Rawlings
Lyndon Steward
Murugesh Naidu
Sue And Claude Wise
James Williams
Jayy Hall

Thank You!

From the LiquidPiston Team


engineexpo2013

Alexander Shkolnik
CEO



Nikolay Shkolnik
CTO

Details

The Board of Directors

DIRECTOR	OCCUPATION	JOINED
Per Suneby	Managing Director @ Sternhill Associates	2016
Alexander Shkolnik	CEO @ Liquid Piston	2007
Nikolay Shkolnik	CTO @ Liquid Piston	2007
Tony Tether	Retired Director @ DARPA	2016

Officers

OFFICER	TITLE	JOINED
Alexander Shkolnik	CEO, President, Secretary	2007
Nikolay Shkolnik	CTO, VP of Research and Development	2007

Voting Power

HOLDER	SECURITIES HELD	VOTING POWER
Nikolay Shkolnik	500,000 shares of common stock	50.0%
Alexander Shkolnik	500,000 shares of common stock	50.0%

Past Equity Fundraises

DATE	AMOUNT	SECURITY	EXEMPTION
02/2016	$251,000		Regulation D, Rule 506(b)
09/2016	$1,230,000		Regulation D, Rule 506(b)
04/2017	$999,999		4(a)(6)
09/2017	$299,150		506(c)

The use of proceeds is to fund general operations.

Convertible Notes Outstanding

ISSUED	AMOUNT	INTEREST	DISCOUNT	VALUATION CAP	MATURITY
02/27/2016	$251,000			$2,700,000	
09/24/2016	$1,230,000			$15,000,000	
04/08/2017	$999,999			$25,000,000	
09/12/2017	$299,150			$25,000,000	

Outstanding Debts

None.

Related Party Transactions

In November 2015, $2.25 million of the Company's secured convertible promissory notes, plus interest, were called by senior lenders. The Company had no means to repay the loans—the Company's outstanding liabilities were far in excess of assets. The Company was financially insolvent and in need of an immediate cash infusion to avoid dissolution. Without such infusion, immediate foreclosure was threatened by lenders, and the Company lacked sufficient capital to continue to meet operating needs. On December 1, 2015, the company Management purchased all equity and convertible note holding from Adams Capital Management. In December 2015, the company Management approached the Company and lenders with a term sheet relating to a Management Buyout / Merger in order to grant the Company the cash infusion necessary to continue operations, satisfy lenders and provide return to its stockholders. This was the only offer received by the Company. The term sheet was subsequently negotiated on behalf of the Company by an independent director, who was able to negotiate such terms with the Company's senior lenders as to avoid foreclosure and to increase the consideration offered by Management. On December 14, 2015, the Board unanimously approved the term sheet relating to the Merger, which was subsequently enacted on January 13, 2016. On that date, LiquidPiston, Inc. merged with LiquidPiston Holdings, Inc. This Holdings Company was setup and owned by Company Management. As part of the merger, LiquidPiston Inc. paid back a portion of the Notes outstanding, as partial repayment to the note lenders, and the balance of the notes were converted into Series D preferred stock. All preferred shares in the company were then converted into Common Stock, and as consideration for the merger, LiquidPiston Holdings Inc., paid an additional sum that was distributed amongst all shareholders. Subsequently, as part of the Merger, all equity, convertible notes, and stock options in LiquidPiston, Inc., were cancelled. LiquidPiston, Inc. was the surviving entity in the merger. Nikolay Shkolnik and Alexander Shkolnik each owned 50% of the surviving entity.

Name	Alexander and Nikolay Shkolnik
Amount Invested	$0
Transaction type	Other
Issued	01/13/2016
Relationship	Alexander is cofounder/CEO of LPI, Nikolay is cofounder/CTO of LPI

On January 13, 2016, the company entered into a reverse merger with LiquidPiston Holdings, Inc., with LiquidPiston, Inc. as the surviving entity. LiquidPiston Holdings was owned by Alexander and Nikolay Shkolnik. Previous debt holders were repaid a portion of debt. All remaining debt was converted to stock. All previous equity was cancelled as a result of the merger. Total repayment of debt and payout to stock holders by LiquidPiston Holdings Inc was $566,000.

Capital Structure

CLASS OF SECURITY	SECURITIES (OR AMOUNT) AUTHORIZED	SECURITIES (OR AMOUNT) OUTSTANDING	VOTING RIGHTS
Common	2,000,000.0	1,000,000.0	Yes
Debt Securities	2,785,149	2,785,149	No

	SECURITIES RESERVED FOR ISSUANCE UPON EXERCISE OR CONVERSION
Warrants:	0
Options:	200,000

Risks

Financing Risk: Developing an engine is a time consuming and expensive process. The current financing provides funding to complement certain government contracts. The company will rely on raising a Series A, later in 2018 to accelerate commercial adoption of the technology. While we think it is likely we will raise this round, this is not guaranteed, and the company requires external financing until it is self sufficient.

Technical Risk: The basic operating principles of the 'X' Engine have been established; however, optimization remains in order to reach the full potential of the cycle and the thermodynamic cycle. In order to commercialize the technology, the engine technology may need to be matured to further 1) attain durability targets sufficient for the application; 2) attain any certification requirements, including durability, emissions, or other requirements, as established by the EPA, or the military, or otherwise as required by a customer; 3) the engine design must be iterated toward volume production, and it is not known yet exactly what the engine will cost in production, as it will be highly dependent on final application and customer requirements; other application specific requirements may be required.

Commercialization Risk: LiquidPiston develops technology for engines. Our business model relies on potential strategic partners to 1) assist in co-development of the engine by either funding a portion of development, or investing in-kind resources to assist in the development; and 2) adopt the LiquidPiston engine technology on a licensing basis. The automotive space is known to be especially difficult for a new entrant, which is the reason we have chosen the military and small-engine markets to start, rather than going direct to automotive. However, even in these spaces, there has been no markedly new engine designs that have been successfully commercially adopted since the Wankel engine was developed in the 1960s.

Description of Securities for Prior Reg CF Raise

<u>Additional issuances of securities.</u> Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

<u>Issuer repurchases of securities.</u> The Company may have authority to repurchase its securities from shareholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

<u>A sale of the issuer or of assets of the issuer.</u> As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the Board of Directors of the Company to manage the Company so as to maximize value for shareholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Directors of the Company. If the Board Of Directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

<u>Transactions with related parties.</u> The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and Board of Directors of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its shareholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

<u>Minority Ownership</u>

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Board Of Directors, and the Investor will have no independent right to name or remove an officer or member of the Board Of Directors of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Exercise of Rights Held by Principal Shareholders

As holders of a majority-in-interest of voting rights in the Company, the shareholders may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor. For example, the shareholders may change the terms of the operating agreement for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. The shareholders may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns. The shareholders have the right to redeem their securities at any time. Shareholders could decide to force the Company to redeem their securities at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability. In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional stock, an Investor's interest will typically also be diluted. Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Restrictions on Transfer

The securities offered via Regulation Crowdfunding may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

- to the issuer;
- to an accredited investor;
- as part of an offering registered with the U.S. Securities and Exchange Commission; or
- to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

Valuation Methodology for Prior Reg CF Raise

The initial amount invested in a Convertible Note is determined by the investor, and we do not guarantee that the Convertible Note will be converted into any particular number of shares of Common or Preferred Stock . As discussed in Question 13, when we engage in an offering of equity interests involving Preferred Stock , Investors may receive a number of shares of Preferred Stock calculated as either (i) the total value of the Investor's investment, divided by the price of the Preferred Stock being issued to new Investors, or (ii) if the valuation for the company is more than $25 million , the amount invested divided by the quotient of (a) the Valuation Cap ($25 million) divided by (b) the total amount of the Company's capitalization at that time. Because there will likely be no public market for our securities prior to an initial public offering or similar liquidity event, the price of the Common or Preferred Stock that Investors will receive, and/or the total value of the Company's capitalization, will be determined by our board of directors . Among the factors we may consider in determining the price of Common or Preferred Stock are prevailing market conditions, our financial information, market valuations of other companies that we believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant. In the future, we will perform valuations of our stock (including both common stock and Preferred Stock) that take into account, as applicable, factors such as the following:

- unrelated third party valuations;
- the price at which we sell other securities in light of the relative rights, preferences and privileges of those securities;
- our results of operations, financial position and capital resources;
- current business conditions and projections;
- the marketability or lack thereof of the securities;
- the hiring of key personnel and the experience of our management;
- the introduction of new products;
- the risk inherent in the development and expansion of our products;
- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;
- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and
- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

Company

LiquidPiston, Inc.

- Delaware Corporation
- Organized June 2004
- 18 employees

1292a Blue Hills Ave.
Bloomfield CT 06002

http://liquidpiston.com

Business Description

Refer to the LiquidPiston profile.

EDGAR Filing

The Securities and Exchange Commission hosts the official version of this annual report on their EDGAR web site. It looks like it was built in 1989.

Compliance with Prior Annual Reports

LiquidPiston is current with all reporting requirements under Rule 202 of Regulation Crowdfunding.

All prior investor updates

You can refer to the company's updates page to view all updates to date. Updates are for investors only and will require you to log in to the Wefunder account used to make the investment.

Say Hello

Questions? Ideas? Love Letters?

Say something nice...

SEND


You're pretty neat.

You're the first one here!
Early people don't usually get a prize, so here's a love letter from us.

Join **153,777** investors who funded **180** startups with over **$57 million**

See more detailed stats

Sign up with Facebook

Privacy: We won't share your data, or post to your wall, without your permission.

or

Full name

Email

Password

SIGN UP



Alec Shkolnik

Founder and President, LiquidPiston
Greater Boston Area | Research

Current: LiquidPiston, Inc.
Previous: MIT, AIST, Georgia Institute of Technology
Education: Massachusetts Institute of Technology

Send Alec InMail

481
connections

https://www.linkedin.com/in/alecshkolnik

Contact Info

Background

Summary

Entrepreneur, R&D technology developer / program manager, and technical specialist - knowledgeable in modeling, optimization and control of complex dynamic systems, with experience applying these methods in fields ranging from living neuronal networks to robots to internal combustion engines.

Technical Specialties: modeling, optimization engineering, nonlinear control, motion planning, thermodynamics, neuroscience, robotics, internal combustion engines,
Business Specialties: Business development, program management, finance and operations.

Experience

Founder, President
LiquidPiston, Inc.
January 2003 – Present (13 years 10 months) | Bloomfield, CT

LiquidPiston is designing a new type of combustion engine, based on an improved thermodynamic cycle. The engine may double fuel efficiency, while reducing engine size and weight by 3-4x over diesel engines.

Responsibilities at LPI are divided into technical responsibilities, including engine modeling and concept development, as well as management responsibilities, including development and execution of strategic and tactical plans, and corporate development activities.

2 projects

Postdoctoral Associate
MIT
February 2010 – January 2011 (1 year)

Modeling and Control of robots and living neural networks, at the Robot Locomotion Group, in the Computer Science and Artificial Intelligence Lab (CSAIL).

Research Assistant / PhD Student
MIT
September 2003 – February 2010 (6 years 6 months)

Research Assistant / PhD student in the MIT Computer Science and Artificial Intelligence Laboratory (CSAIL). Working on robot locomotion, with biological inspiration. Focus of research was on control and motion planning strategies for the DARPA funded LittleDog program. Developed fast motion planning algorithms to reduce the complexity of the planning problem to make it tractable, while also taking into account the nonlinear dynamics of the underlying robotics systems.

Visiting Research Fellow / NSF EAPSI Program
AIST
June 2007 – August 2007 (3 months) | Tsukuba, Japan

Worked on motion planning and control algorithms for small humanoid robot, with the Humanoid Research Group at AIST

Research Assistant, BS/MS thesis
Georgia Institute of Technology
2000 – 2003 (3 years) | Atlanta, GA

Conducted research for MS thesis (at Emory University) in Computer science. Worked with Professor Steve Potter in the Biomedical Engineering lab at George Tech (joint with Emory).

Developed algorithms to study neurons cultured in a dish. The lab was setup to culture the neurons, and the neural culture interfaced with a computer through a multi-electrode array (MEA). The electrodes could record electrical signals and stimulate the living neural network. The research demonstrated computational properties of these living neural networks, and used the computation to control a robot. The robot provided information to the neurons, and the neurons gave "commands" to the robot, so the robot could execute a "pursue and follow" strategy.

intern
Gen3
1997 – 1998 (1 year)

Publications

Development of a Small Rotary SI/CI Combustion Engine
SAE
October 2014

This paper describes the development of small rotary internal combustion engines developed to operate on the High Efficiency Hybrid Cycle (HEHC). The cycle, which combines high compression ratio (CR), constant-volume (isochoric) combustion, and overexpansion, has a theoretical efficiency of 75% using air-standard assumptions and first-law analysis. This innovative rotary engine architecture shows... **more**

5 authors, including:

- Alec Shkolnik – Founder and President, LiquidPiston
- Daniele Littera – OBD Calibration Engineer at AVL
- Mark Nickerson
- Nikolay Shkolnik – Co-Founder and CTO of LiquidPiston, Inc.

Projects

X2 High Efficiency Engine
Starting January 2012

X Mini - 70cc 5 HP gasoline rotary engine
December 2014

Languages

Russian

Skills

Top Skills

- Engineering Management
- 2 Thermodynamics
- 1 Internal Combustion...
- Diesel Engine
- 15 R&D
- Clean Energy...
- 6 Engineering
- 5 Modeling
- 7 Simulations
- 2 Start-ups

Alec also knows about...

3 Entrepreneurship · 1 Control Theory · 4 Research · Cleantech · Power Generation · 13 Artificial Intelligence · Machine Learning · TRIZ · 24 Robotics · 11 Algorithms · 8 Optimization · Mathematics · 2 Simulink · 7 Computer Science · 2 Mathematical Modeling · See 1+ >

Education

Massachusetts Institute of Technology
PhD, Robotics / Artificial Intelligence
2003 – 2010

Emory University
B.S. and M.S., Computer Science, Behavioral Neuroscience and Biology
1999 – 2003

William H. Hall High School
High School
1995 – 1999

Additional Info

- **Interests**

artificial intelligence, neuroscience, robotics, combustion engines, scuba, skiing

Organizations

Additional Organizations

IEEE, Golden Key, Phi Beta Kappa, Omicron Delta Kappa, Nu Rho Psi, Omicron Delta Epsilon

Honors & Awards

Additional Honors & Awards

NSF / JSPS EAPSI Japan Fellowship
National Science Foundation (NSF) Graduate Research Fellow
Accelerated 4 yr B.S. / M.S. program in Computer Science / Mathematics, Emory
Graduated with Highest Honors (Summa Cum Laude), Computer Science / Mathematics, Emory
Emory University Dean's List
Who's Who Among American College Students
Barry M. Goldwater Scholarship for Excellence in Science - honorable mention
Summer Undergraduate Research at Emory (SURE) Fellow, 2001 and 2002
The National Dean's List, 2000
Honor Societies: Golden Key, Phi Beta Kappa, Omicron Delta Kappa, Nu Rho Psi, Omicron Delta Epsilon

Groups

- Powertrain – 24,325 members – Join
- Emory Alumni Assoc... – 22,597 members – Join
- Combustion Enginee... – 4,685 members – Join
- CT's Innovation Ecos... – 952 members – Join
- High Efficiency Engi... – 1,712 members – Join
- ASME (American Soc... – 216,460 members – Join
- MIT Massachusetts I... – 30,499 members – Join



Nikolay Shkolnik

Co-Founder and CTO of LiquidPiston, Inc.
Hartford, Connecticut Area | Research

Current LiquidPiston, Inc.
Previous Gen3 Partners, Invention Machine
Education The University of Connecticut

Send Nikolay InMail

313 connections

https://www.linkedin.com/in/nikolay-shkolnik-0146344 | Contact Info

Background

Summary

Venture Capital backed internal combustion engine startup , LiquidPiston, Inc. is an MIT incubated R&D company poised to transform ten years of breakthrough thermodynamics research into the world's most efficient rotary engine. With a fundamental design that scales from lawnmowers, to locomotives, LiquidPiston has the potential to add fifty years to the life of the internal combustion engine industry in a resource-constrained world. Additional information is available at www.liquidpiston.com.

Experience

Principal
LiquidPiston, Inc.
June 2004 – Present (12 years 5 months)

Co-Founder and CTO of LiquidPiston, Inc. Venture Capital backed internal combustion engine startup , LiquidPiston, Inc. is an MIT incubated R&D company poised to transform ten years of breakthrough thermodynamics research into the world's most efficient rotary engine. With a fundamental design that scales from lawnmowers, to locomotives, LiquidPiston has the potential to add fifty years to the life of the internal combustion engine industry in a resource-constrained world. Additional information is available at www.liquidpiston.com.

Program Manager
Gen3 Partners
April 2001 – October 2006 (5 years 7 months)

Program Manager, G3: Innovation Discipline (G3: ID) – managed projects that include everything from technical benchmarking and technology landscape analysis, to concept generation, to verification projects where prototypes are created per substantiated concepts developed in a course of projects.

As PM, lead the company's analysis and market research teams located in Russia and Israel, as well as communicated with subject matter experts worldwide, ensured that all deliverables meet the client's needs, as well as specific project goals and requirements and GEN3's quality standards – on time and on budget delivery.

Project Manager
Invention Machine
1996 – 2001 (5 years)

Publications

Development of a Small Rotary SI/CI Combustion Engine
SAE
October 2014

This paper describes the development of small rotary internal combustion engines developed to operate on the High Efficiency Hybrid Cycle (HEHC). The cycle, which combines high compression ratio (CR), constant-volume (isochoric) combustion, and overexpansion, has a theoretical efficiency of 75% using air-standard assumptions and first-law analysis. This innovative rotary engine architecture shows... more

5 authors, including:
- Nikolay Shkolnik — Co-Founder and CTO of LiquidPiston, Inc.
- Alec Shkolnik — Founder and President, LiquidPiston
- Daniele Littera — OBD Calibration Engineer at AVL
- Mark Nickerson

Development of a Small Rotary SI/CI Combustion Engine
SAE
October 2014

This paper describes the development of small rotary internal combustion engines developed to operate on the High Efficiency Hybrid Cycle (HEHC). The cycle, which combines high compression ratio (CR), constant-volume (isochoric) combustion, and overexpansion, has a theoretical efficiency of 75% using air-standard assumptions and first-law analysis. This innovative rotary engine architecture shows... more

5 authors, including:
- Nikolay Shkolnik — Co-Founder and CTO of LiquidPiston, Inc.
- Alec Shkolnik — Founder and President, LiquidPiston
- Daniele Littera — OBD Calibration Engineer at AVL
- Mark Nickerson

Skills

Top Skills

- 16 Analysis
- 15 Research
- 11 Product Development
- 7 R&D
- 4 Project Management
- 2 Management
- 2 Engineering
- 1 Start-ups
- 1 Manufacturing
- 1 Program Management

Nikolay also knows about...

Strategy · Business Development · Business Strategy · SolidWorks · Cross-functional Team... · Leadership · Engineering Management · Product Management · Strategic Planning · Entrepreneurship · Process Improvement · Mechanical Engineering

Education

The University of Connecticut
Ph.D., Physics, General Relativity
1977 – 1983

Kiev Politech Institute
Bachelor of Science (BSc), Thermodynamics
1971 – 1975

Additional Info

Interests
Internal Combustion Engine Design, LOOKING for mechanical engineers with Diesel design experience and full command of Solidworks.

Personal Details
Birthday February 22

Organizations

Additional Organizations
SAE

Honors & Awards

Additional Honors & Awards

- MIT's $50k Entrepreneurship Competition, 2004
- MIT Enterprise Forum of Cambridge Ignite! Clean Energy Competition, 2005
- GE & DowJones ECOnomics Environmental Business Plan Challenge, 2006 Award: Finalist (top four); featured in the WallStreet Journal, Barrons, and SmartMoney
-

Recommendations

Given (1)

Larisa Dmitrienko
Innovation Program Manager
"Larisa is smart, reliable and highly professional. Probably, one of the best project managers I have ever dealt with. Very highly recommended.
July 1, 2008, Nikolay worked directly with Larisa at Gen3 Partners

Groups

- ASME (American Soc... — 216,460 members — + Join
- CT's Innovation Ecos... — 952 members — + Join
- Chief Technology Off... — 8,993 members — + Join
- Supercritical CO2 Po... — 282 members — + Join



Per Suneby

Co-Founder & Managing Director at Sternhill Associates

Greater Boston Area | Venture Capital & Private Equity

Current	Sternhill Associates, LiquidPiston, Inc., Sommetrics, Inc
Previous	Bytelight, Inc., Vanguard Renewables, LLC, BioConversion Solutions, LLC
Education	Harvard Business School

Connect

500+ connections

Background

Experience

Co-Founder & Managing Director
Sternhill Associates
July 2015 – Present (1 year 4 months) | Greater Boston Area

Provides private investment capital and management consulting services to early-stage companies in high tech, medical science and energy. Sternhill is currently engaged with 6 innovative companies as an equity investor, consultant, advisory, or member of the Board of Directors.

- 1 organization

Member of the Board of Directors & SVP, Corporate Development
LiquidPiston, Inc.
March 2016 – Present (8 months) | Bloomfield, CT

Developer of high-efficiency, multi-fuel internal combustion engines

Corporate Development
Sommetrics, Inc
August 2015 – Present (1 year 3 months) | Greater San Diego Area

Developer of medical devices for breathing-related sleep disorders

Chairman of the Board
Bytelight, Inc.
July 2011 – May 2015 (3 years 11 months) | Greater Boston Area

Bytelight is pioneering the development of enterprise indoor location-based services using LED light communications and physical-digtital mapping. Acquired by Acuity Brands.

Founder
Vanguard Renewables, LLC
March 2014 – April 2015 (1 year 2 months) | Wellesley, MA

Developer of distributed generation projects using advanced bioconversion processes and business operations methods.

President & CEO
BioConversion Solutions, LLC
February 2010 – July 2013 (3 years 6 months) | Greater Boston Area

BioConversion Solutions is an innovator of process technology and developer of systems to convert biomass (including waste water, agri-waste, livestock manure, bio-fuel process sludge etc), to biogas and value-added products (eg, fertilizer) with unparalleled yield and reduction of residual sludge.
Previously VP, Corporate Development with the Co.

Member of Board of Directors
Second Wind Inc.
April 2010 – December 2012 (2 years 9 months) | Greater Boston Area

Provider of remote, ground based sensors and satellite-based data aggregation system to measure boundary layer wind characteristics and provide information to optimize wind turbine siting and operation.

SVP, Business Development
SiCortex, Inc.
March 2008 – June 2009 (1 year 4 months) | Greater Boston Area

Develop strategic alliances and go-to-market partnerships for this leader in low-power computing.

President & CEO
Converged Access, Inc.
February 2005 – December 2007 (2 years 11 months) | Greater Boston Area

Developer of IP traffic management solutions for enterprise and carrier customers

Chief Strategy Officer & Vice-Chairman
Chantry Networks
April 2004 – January 2005 (10 months) | Mississauga, Ontario

Mfr of enterprise WLAN mobility management systems. Responsible for strategic direction and business development.

Venture Partner & Executive-in-Residence
Flagship Ventures
May 2002 – April 2004 (2 years) | Greater Boston Area

Investment professional.
Served as Executive Chairman of TurningPoint Networks and Chantry Networks.
Member of the Board of Directors for Terapulse and Ellacoya Networks.

SVP, Corporate Development
Enterasys Networks
January 2001 – April 2002 (1 year 4 months) | Greater Boston Area

GM of Indus River Division
SVP of Corporate Development

President & CEO
Indus River Networks
1996 – 2001 (5 years) | Greater Boston Area

Enterprise VPN solutions

Director, GM -- Motorola Information Systems Group
Motorola, Inc
April 1984 – September 1996 (12 years 6 months) | Washington D.C. Metro Area

Director of Product Marketing
Director of Corporate Development
Director/GM of Network Systems Group
Director/GM of Cable Data Modem Group

Manager, Specialist
General Electric Co.
August 1979 – April 1984 (4 years 9 months) | Fairfield, CT and Greater DC area

International Sector Strategic Planning
GE Information Services Marketing

Summary

Leadership and consulting/advisory roles with startup companies, venture capital firm, and F500 technology companies.

Over 30 years experience in communications, networking, security, IT systems, medtech, and power generation with . Proven success and leadership in venture creation and company-building, product strategy and market positioning, creating value through partnerships, driving M&A exits, and managing post-merger integration.

Specialties: Company-building and leadership, strategy development, business development

Education

Harvard Business School
MBA, General Business Administration & Management
1977 – 1979

The University of British Columbia
B.A. Sc., Electrical Engineering
1969 – 1975

Spent a year travelling in Europe, N. Africa.

Activities and Societies: VP of EE Club

Skills

Top Skills

- 99+ Start-ups
- 76 Strategy
- 75 Strategic Partnerships
- 57 Business Development
- 45 Venture Capital
- 45 Business Strategy
- 41 Product Management
- 41 Mergers & Acquisitions
- 25 Enterprise Software
- 24 Corporate Development



Per also knows about...

- 20 Management
- 16 Go-to-market Strategy
- 15 Product Marketing
- 15 Entrepreneurship
- 14 Strategic Planning
- 12 Leadership
- 7 SaaS
- 6 Cloud Computing
- 5 Marketing
- 5 Integration
- 4 Cleantech
- 3 Competitive Analysis
- 2 Investments
- 2 Network Security
- 2 Program Management

See 7+ >

Organizations

New England Water Innovation Network (NEWIN)
Director
Starting March 2013

Additional Organizations

Member of New England Clean Energy Council, Member of Parents Council at Connecticut College

Volunteer Experience & Causes

Mentor to clean energy and clean water startups
Cleantech Open Northeast
March 2012 – Present (4 years 8 months) | Environment

I serve as a team mentor to 1-2 competing startup teams annually

Mentor
MIT Venture Mentoring Service
August 2015 – Present (1 year 3 months) | Science and Technology

Company-building mentor to startups in the cleantech, Internet of Things (iOT), digital health, and selected industrial arenas.

Causes Per cares about:

- Economic Empowerment
- Education
- Environment
- Health
- Human Rights
- Poverty Alleviation
- Science and Technology

Recommendations

Given (1)



Vinit Nijhawan
Managing Director, Technology Development & MBA Lecturer

"Vinit has been and continues to be a driving force for BU's technology development and commercial venturing. Vinit reached out to me to join the Kindle Mentoring Program as an experienced entrepreneur, which created the exposure to and with the BU student team that became ByteLight, Inc. ByteLight is now a venture-backed startup company using LED visible light... **more**

October 10, 2013, Per was with another company when working with Vinit at Boston University

Groups

ExecEvent
215 members
+ Join

Advanced Energy Ec...
43,869 members
+ Join

alumni UBC (Univers...
22,873 members
+ Join

The Family Office Cl...
100,370 members
+ Join

Venture Capital: Fun...
39,899 members
+ Join

ABC Biogas Industry...
114 members
+ Join

Harvard Business Sc...
19,958 members
+ Join

See 3 more >



Tony Tether

Research Professional

Washington D.C. Metro Area | Research

Current: Council on Competitiveness

Previous: DARPA, US Department of Defense, Ford Motor Company--Ford Aerospace

Education: Rensselaer Polytechnic Institute

Send Tony InMail

500+ connections

https://www.linkedin.com/in/tony-tether-9a4aa811

Background

Experience

Distinguished Fellow
Council on Competitiveness
2009 – Present (7 years) | Washington DC

Director
DARPA
2001 – 2009 (8 years)

Director DARPA
US Department of Defense
2001 – 2009 (8 years)

Director
Defense Advanced Projects Research Agency (DARPA)
2001 – 2009 (8 years)

Director
Defense Advanced Research Projects Agency
2001 – 2009 (8 years)

Vice President Technology
Ford Motor Company--Ford Aerospace
1986 – 1992 (6 years)

Vice President
Loral Corp / Ford Aerospace / Ford Motor Co
1986 – 1992 (6 years)

Vice President
Systems Control, Inc.
1969 – 1978 (9 years)

EVP
SCI
1969 – 1978 (9 years)

Skills

Top Skills

- 84 Defense
- 70 Systems Engineering
- 68 Government
- 68 Proposal Writing
- 64 DoD
- 59 Program Management
- 48 Leadership
- 40 Security Clearance
- 38 Sensors
- 36 Military

Tony also knows about...

30 National Security · 28 Government Contracting · 23 Intelligence · 19 Integration · 19 Strategic Planning · 18 Information Assurance · 13 Strategy · 13 R&D · 13 Simulations · 13 Signal Processing · 12 Analysis · 11 Intelligence Analysis · 10 Security · 8 Research · 8 System Architecture · See 23+ >

Education

Rensselaer Polytechnic Institute
B, EE

Stanford University
MS, PhD, EE, Control Theory

Groups

The Beyster Institute ...
356 members
+ Join